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                                                          Exhibit (10)(iii)(A)11

Description of the Lucent Technologies Inc. Supplemental Pension Plan

         The Company has adopted, effective for employees retiring on or after January 1, 1998, the Lucent Technologies Inc. Supplemental Pension Plan (the "Plan"). The Plan will replace the Lucent Technologies Inc. Non-Qualified Pension Plan, the Lucent Technologies Inc. Excess Benefit and Compensation Plan and the Lucent Technologies Inc. Officer Long-Term Disability and Survivor Protection Plan. The Plan is intended to provide pension benefits which may be not provided under the Lucent Technologies Inc. Management Pension Plan (the "MPP") because of limitations in the Internal Revenue Code of 1986. The Plan also provides for a minimum pension for executive officers.

         The Plan is a non-qualified, non-contributory plan and benefits paid under the Plan are paid as an operating expense. Annual pension benefits are computed on an adjusted career average pay basis and are equal to the sum of (a) 1.4% of average annual pay for the five years ending December 31, 1997 (excluding the annual bonus award paid in December 1997), times the number of years of service prior to January 1, 1998, plus (b) 1.4% of pay subsequent to December 31, 1997 (including the annual bonus paid in December 1997). Under the Plan, pay consists of base salary and annual bonus awards, to the extent that such amounts are not considered for purposes of determining benefits under the MPP.

         The normal retirement age under the Plan is 65; however, retirement before age 65 can be elected. Employees who are at least age 50 with at least 15 years of service are eligible to retire with reduced benefits. If an employee's age (must be 50 or older) plus service, when added together, is equal to or greater than 75, the employee may retire with unreduced pension benefits. A reduction equal to 3% is made for each year age plus service is less than 75.

         Benefits may also be paid under a transition formula if that formula results in a greater benefit than the formula described above. Under the transition formula, annual pension benefits are computed on an adjusted career average pay basis and are equal to 1.6% of average annual pay for the six years ending December 31, 1996, times the number of years of service through the earlier of December 31, 2000 or the retirement date. This transition formula is also applicable to certain management employees who retired in 1997, if that formula provides a higher benefit than an individual would otherwise receive.

         Although age 65 is the normal retirement age under the transition formula, retirement before age 65 can be elected under certain conditions. Employees who are at least age 55 with at least 20 years of service are eligible to retire with an unreduced pension. Employees who meet certain other age and service requirements can retire with reduced benefits.

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         The Plan also provides executive officers with minimum pension benefits. Eligible retired executive officers and surviving spouses may receive an annual minimum pension equal to 15% of the sum of final base salary plus annual bonus awards, subject to reduction for pensions paid under other Company plans.